EMPLOYMENT AGREEMENT, effective as of this 1st day of February 2007 (this “Agreement”), between Tao Fan, at _4 west Jianxin Road, Jianbei District , Chongqing, China 400020 (the “Executive”), and Pay88, Inc., a Nevada corporation with an office currently at 1053 North Barnstead Road, Barnstead, NH 03225(the “Company”).

WITNESSETH:

WHEREAS, the Company and the Board of Directors of the Company desire to memorialize the employment of the Executive on a full-time basis as its Chief Operating Officer and the Executive desires to accept such employment subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I
POSITION; DUTIES;

1.1 Position. The Company hereby employs the Executive as the Chief Operating Officer of the Company, which employment the Executive hereby accepts, all in the capacity and on the terms and conditions hereinafter set forth.

1.2 Duties. During the Term (as defined below), the Executive’s primary duties and obligations hereunder shall be as directed from time to time by the Chief Executive Officer of the Company (the “CEO”). In furtherance of the foregoing, during the Term, Executive shall devote substantially all of his business time to carrying out such duties.

1.3 Time Commitment. Executive’s employment by the Company shall be full-time and exclusive and, during the Term, Executive agrees that he shall (i) devote substantially all of his business time and attention, his best efforts, and all his skill and ability to promote the interests of the Company, and (ii) carry out his duties in a competent and professional manner. Notwithstanding the foregoing, subject to the terms of Section 1.2, Executive shall be permitted to (A) engage in charitable and civic activities, and (B) manage his personal passive investments which are (1) investments that are not similar or related to the kinds of investments entered into by Company or its affiliates, and (2) are fully disclosed to the CEO and are approved in writing by the CEO prior to such investment.

ARTICLE II
SALARY; SHARES

2.1 Annual Base Salary. During the Term, the annual base salary (the “Base Salary”) to be paid by the Company to the Executive shall be Fifty Thousand Dollars ($50,000), payable in equal bi-monthly installments, on the fifteenth and last days of each month, or in such other manner as the parties shall mutually agree, subject to withholding for applicable taxes.

ARTICLE III
BENEFITS

3.1 Business Expenses The Executive shall be reimbursed for all reasonable and necessary business expenses incurred by the Executive in connection with the performance of his duties under this Agreement, as approved by the Company, including reasonable accommodation expenses during travel required in connection with the performance of the Executive’s duties.

3.2 Directors’ and Officers’ Liability Insurance. The Executive shall be covered by the directors’ and officers’ insurance policy to be obtained by the Company. The Company agrees to defend the Executive from and against any and all lawsuits initiated against the Company and/or the Executive.

3.3 Additional Benefits.  The Executive shall be entitled to participate in any pension or profit sharing plans, group health, accident or life insurance plans, group medical and hospitalization plan, and other similar benefits as may be available to the executives of the Company. The Executive shall assist the Company in adopting the proper plans for the Company.

ARTICLE IV
TERM; TERMINATION

4.1 Term. The term of employment shall commence as of the date set forth above and shall continue until January 31, 2012 unless this Agreement is terminated prior thereto in accordance with the terms hereof (the “Term”).

4.2  Termination. Notwithstanding anything contained herein to the contrary, this Agreement and Executive’s employment shall be terminated immediately upon the occurrence of any one of the following events:

(a)  The death of Executive.

(b) The termination of the Agreement by the Company for "cause" after 30 days written notice ("Notice of Termination") to Executive. "Cause" for purposes hereof shall consist of the following: (i) the willful and continuous failure of the Executive to substantially perform the Executive’s duties to the Company (other than any failure that results from the Executive’s having become mentally or physically disabled or any actual or anticipated failure that results from the occurrence of events constituting “Good Reason” for termination by the Executive) within 30 days after notice demanding substantial performance, which notice shall specifically identify the duties that the Executive failed to substantially perform, is given to the Executive by the Company; or (ii) the Executive’s willfully engaging in conduct that the Executive knows to be materially injurious to the Company.

(c) The Executive’s disability. “Disability” for purposes hereof means a physical or mental infirmity which, in the opinion of a physician selected by the Company, (i) shall render the Executive incapable of performing his duties hereunder for a continuous period of of not less than 6 months and (iii) did not result from alcoholism or addiction to narcotics.

(d) The termination of the Agreement by the Executive for Good Reason. “Good Reason” for purposes hereof shall mean (i) a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten (10) days after notice of such noncompliance has been given by the Executive to the Company, or (ii) any purported termination of the Executive’s employment by the Company which is not effected pursuant to the provisions hereof (and for purposes of this Agreement no such purported termination shall be effective).

(e) The resignation of the Executive without “Good Reason.”

(f) In the event the Company terminates, or attempts to terminate, the employment of the Executive other than as provided above, or the Company otherwise is in breach of the terms of this Agreement, upon determination of a court of competent jurisdiction or an arbitration or other similar panel that such breach has occurred, the Executive shall be entitled to receive from the Company, and the Company agrees to pay or reimburse the Executive for, all legal fees, costs and other damages, including back-pay and benefits if applicable, incurred as a result of such breach or wrongful termination.

4.3 Compensation Upon Termination or During Disability.

(a) If the Executive’s employment is terminated by his death pursuant to Section 4.2(a), the Company shall pay to the Executive’s spouse, or if he leaves no spouse, to his estate, commencing on the next succeeding day which is the fifteenth day or last day of the month, as the case may be, and bimonthly thereafter on the fifteenth and last days of each month, until a total of six payments has been made, an amount on each payment date equal to the bimonthly salary payment payable to the Executive pursuant to Section 2.1 hereof at the time of his death.

(b) If the Executive’s employment shall be terminated for cause pursuant to Section 4.2(b), the Company shall pay the Executive his full salary through the date of the termination, at the rate in effect at the time Notice of Termination is given, plus all outstanding expenses payable pursuant to section 3.1 hereof through the date of termination. The Company shall have no further obligations to the Executive under this Agreement.

(c) If the Executive’s employment shall be terminated without cause, the Company shall pay the Executive his full salary through January 31, 2012, at the rate in effect at the time Notice of Termination is given, plus all outstanding expenses payable pursuant to section 3.1 hereof through the date of termination. The Company shall have no further obligations to the Executive under this Agreement.

(d) If the Executive’s employment shall terminate as a result of disability pursuant to Section 4.2(c) hereof, the Company shall pay the Executive his full salary through January 31, 2012 at the rate in effect at the date of termination, plus all outstanding expenses payable pursuant to section 3.1 hereof. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), the Executive shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to section 4.2(c) hereof, provided that payments so made to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment.

(e) If the Executive shall terminate his employment for Good Reason pursuant to Section 4.2(d), for any reason other than death or disability, then the Company shall pay to the Executive his full salary through January 31, 2012, at the rate in effect at the time Notice of Termination is given, plus all outstanding expenses payable pursuant to section 3.1 hereof through the date of termination.

ARTICLE V
REPRESENTATION; NON-COMPETITION; CONFIDENTIALITY

5.1 Executive Representation. The Executive represents that the Executive’s execution of this Agreement and the performance of his duties required hereunder will neither be a breach of any other employment or other agreement nor a breach of any non-competition or similar agreement.

5.2 Non-Competition. (a) The Executive agrees that during the Term and for the period of two (2) years thereafter, he will not engage, directly, either as principal, agent, consultant, proprietor, creditor, stockholder, director, officer or executive, or participate in the ownership, management, operation or control of any business which directly or indirectly competes with the business of the Company. The Executive acknowledges and agrees that the current market for the Company's business extends throughout the world and that it is therefore reasonable to prohibit the Executive from competing with the Company anywhere in such territory. This Section shall not apply to the Executive’s ownership of less than five percent (5%) of the capital stock of a company having a class of capital stock which is traded on any national stock exchange or to the Executive lecturing to any persons or organizations or consulting with other companies.

(b) During the Term and for the period of two (2) years thereafter, the Executive agrees that he will not, directly, (i) solicit, divert or recruit or encourage any of the executives or agents of the Company, or any person who was an executive or agent of the Company during the Term, to leave the employ of the Company or terminate or alter their contractual relationship in a way that is adverse to the Company's interests, (ii) solicit or divert business from the Company, or assist any person or entity in doing so or attempting to do so or (iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so or attempting to do so.

5.3 Confidential Information. (a) The Executive agrees that he shall hold in strict confidence and shall not at any time during or after his employment with the Company, directly or indirectly, (i) reveal, report, publicize, disclose, or transfer any Confidential Information (as described below) or any part thereof to any person or entity, (ii) use any of the Confidential Information or any part thereof for any purpose other than in the course of his duties on behalf of the Company, or (iii) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof. All Confidential Information (regardless of the medium retained) and all abstracts, summaries or writings based upon or reflecting any Confidential Information in the Executive’s possession shall be delivered by the Executive to the Company upon request therefor by the Company or automatically upon the expiration of the Term or termination of this Agreement.

(b) For purposes of this Agreement, "Confidential Information" shall mean any information relating to the business, operations, affairs, assets or condition (financial or otherwise) of the Company which is not generally known by non-company personnel, or is proprietary or in any way constitutes a trade secret (regardless of the medium in which information is maintained) which the Executive develops or which the Executive obtains knowledge of or access to through or as a result of the Executive’s relationship with the Company. Confidential Information specifically includes, without limitation, business and marketing plans, financings, cost and pricing information, supplier information, all source code, system and user documentation, and other technical documentation pertaining to the hardware and software programs of the Company, including any proposed design and specifications for future products and products in development, and all other technical and business information considered confidential by the Company. Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by the Executive of his obligations hereunder. For purposes of this Agreement, information shall not be deemed Confidential Information if (i) such information is available from public sources, (ii) such information is received from a third party not under an obligation to keep such information confidential, or (iii) the Executive can conclusively demonstrate that such information had been independently developed by the Executive.

5.4 Remedies. The Executive agrees and acknowledges that the foregoing restrictions and the duration and the territorial scope thereof as set forth in Sections 5.2 and 5.3 are under all of the circumstances reasonable and necessary for the protection of the Company and its business. In the event that the Executive shall breach or threaten to breach any of the provisions of this Agreement, in addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Agreement.

ARTICLE VI
MISCELLANEOUS

6.1 Entire Agreement. This Agreement constitutes the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between the Executive and the Company concerning the subject matter hereof, all of which are merged herein.

6.2 Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives, and the Company and its successors and assigns.

6.3 Notices. All notices and other communications required or permitted hereunder shall be delivered personally, sent via facsimile, certified or registered mail, return receipt requested, or next day express mail or overnight, nationally recognized courier, postage prepaid with proof of receipt, to the address or telephone number (in the case of facsimile) set forth above. Such addresses and/or telephone numbers may be changed by notice given in the manner provided herein. Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier, (iii) five (5) days after deposit with the postal service when sent by certified or registered mail, or (iv) when sent over a facsimile system with answer back response set forth on the sender's copy of the document.

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to choice of law principles.

6.5 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement executed by the Company and the Executive.

6.6 Headings. The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Agreement or to be taken into account in the construction or interpretation of this Agreement.

6.7 Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Executive Employment Agreement as of the day and year first above written.

PAY88, INC.

By:	/s/ Guo Fan
Name: Guo Fan
Title: Chief Executive Officer

/s/ Tao Fan
TAO FAN